Exhibit 10.1

EXECUTION VERSION

CUSIP Number: 29460FAA6

Revolving Credit Facility CUSIP Number: 29460FAB4

$100,000,000

CREDIT AGREEMENT

Dated as of October 31, 2018

Among

EQUITRANS MIDSTREAM CORPORATION,
as the Borrower,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swing Line Lender and L/C Issuer,

The Other L/C Issuers Named Herein

and

The Other Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as
Syndication Agent

PNC CAPITAL MARKETS LLC,

and

WELLS FARGO SECURITIES, LLC
as
Joint Lead Arrangers and Book Runners

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	25
1.03.	Accounting Terms	26
1.04.	Rounding	26
1.05.	References to Agreements and Laws	26
1.06.	Times of Day	27
1.07.	Letter of Credit Amounts	27

ARTICLE II THE COMMITMENTS AND BORROWINGS		27

2.01.	The Loans	27
2.02.	Borrowings, Conversions and Continuations of Loans	27
2.03.	Letters of Credit	28
2.04.	Swing Line Loans	36
2.05.	Prepayments	39
2.06.	Termination or Reduction of Commitments	39
2.07.	Repayment of Loans	40
2.08.	Interest	40
2.09.	Fees	41
2.10.	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	41
2.11.	Evidence of Debt	42
2.12.	Payments Generally	42
2.13.	Sharing of Payments	44
2.14.	Cash Collateral	45
2.15.	Increase in Aggregate Revolving Commitments	46
2.16.	Defaulting Lenders	47

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		50

3.01.	Taxes	50
3.02.	Illegality	53
3.03.	Inability to Determine Rates	54
3.04.	Increased Cost and Reduced Return; Capital Adequacy	55
3.05.	Funding Losses	56
3.06.	Mitigation Obligations; Designation of a Different Lending Office	57
3.07.	Matters Applicable to all Requests for Compensation	57
3.08.	Survival	57

ARTICLE IV CONDITIONS PRECEDENT TO CLOSING DATE AND TO CREDIT EXTENSIONS		57

4.01.	Conditions of Effective Date	57
4.02.	Conditions of Closing Date and Initial Credit Extension	59
4.03.	Conditions to all Credit Extensions	60

ARTICLE V REPRESENTATIONS AND WARRANTIES		61

5.01.	Corporate Existence and Power	61
5.02.	Corporate and Governmental Authorization; No Contravention	61
5.03.	Binding Effect	61
5.04.	Financial Information	62
5.05.	Litigation	62

5.06.	[Reserved]	62
5.07.	Compliance with ERISA	62
5.08.	Environmental Matters	62
5.09.	Taxes	62
5.10.	Subsidiaries	63
5.11.	Regulatory Restrictions on Borrowing; Margin Regulations	63
5.12.	Full Disclosure	63
5.13.	Compliance with Laws	63
5.14.	Material Contracts	63
5.15.	Anti-Terrorism Laws	63
5.16.	[Reserved]	64
5.17.	Compliance with FCPA	64
5.18.	Perfection of Security Interests in Collateral	64
5.19.	Solvency	64
5.20.	EEA Financial Institutions	64

ARTICLE VI AFFIRMATIVE COVENANTS		64

6.01.	Information	64
6.02.	Payment of Taxes	67
6.03.	Maintenance of Property; Insurance	67
6.04.	Conduct of Business and Maintenance of Existence	67
6.05.	Compliance with Laws	67
6.06.	Inspection of Property, Books and Records	68
6.07.	Use of Proceeds	68
6.08.	Governmental Approvals and Filings	68
6.09.	Material Contracts	68
6.10.	Additional Guarantors; Further Assurances	68
6.11.	Unrestricted Subsidiaries	69
6.12.	Anti-Money Laundering/International Trade Law Compliance	69

ARTICLE VII NEGATIVE COVENANTS		70

7.01.	Liens	70
7.02.	Financial Covenant	72
7.03.	Transactions with Affiliates	72
7.04.	Restricted Payments; No Restrictive Agreements	73
7.05.	Mergers and Fundamental Changes	73
7.06.	Change in Nature of Business	73
7.07.	Use of Proceeds	73
7.08.	Dispositions	73
7.09.	Debt	74
7.10.	Changes in Fiscal Year; Organization Documents	75
7.11.	Designation and Conversion of Subsidiaries and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries	75

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		75

8.01.	Events of Default	75
8.02.	Remedies Upon Event of Default	77
8.03.	Application of Funds	78

ARTICLE IX ADMINISTRATIVE AGENT		79

9.01.	Appointment and Authorization of Administrative Agent	79

9.02.	Rights as a Lender	79
9.03.	Exculpatory Provisions	79
9.04.	Reliance by Administrative Agent	80
9.05.	Indemnification of Administrative Agent	80
9.06.	Delegation of Duties	81
9.07.	Resignation of Administrative Agent	81
9.08.	Non-Reliance on Administrative Agent and Other Lenders	82
9.09.	No Other Duties, Etc.	82
9.10.	Administrative Agent May File Proofs of Claim	82
9.11.	Authority of Administrative Agent to Release Collateral and Liens	83

ARTICLE X MISCELLANEOUS		83

10.01.	Amendments, Etc.	83
10.02.	Notices; Effectiveness; Electronic Communication	85
10.03.	No Waiver; Cumulative Remedies	86
10.04.	Attorney Costs, Expenses and Taxes	87
10.05.	Indemnification; Damage Waiver	87
10.06.	Payments Set Aside	88
10.07.	Successors and Assigns	88
10.08.	Confidentiality	93
10.09.	Set-off	94
10.10.	Interest Rate Limitation	94
10.11.	Counterparts	95
10.12.	Integration	95
10.13.	Survival of Representations and Warranties	95
10.14.	Severability	95
10.15.	[Reserved]	95
10.16.	Replacement of Lenders	95
10.17.	Governing Law	96
10.18.	No Advisory or Fiduciary Responsibility	97
10.19.	Waiver of Right to Trial by Jury	97
10.20.	USA PATRIOT Act Notice	98
10.21.	Entire Agreement	98
10.22.	[Reserved]	98
10.23.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	98

SCHEDULES

2.01(a)	Revolving Commitments and Pro Rata Shares
5.10	Subsidiaries
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Loan Notice
A-2	Swing Line Loan Notice
B-1	Revolving Note
B-2	Swing Line Note
C	Compliance Certificate
D	Assignment and Assumption
E	Required Loan Documents
F	[Deleted]
G-1	U.S. Tax Compliance Certificate (Form 1)
G-2	U.S. Tax Compliance Certificate (Form 2)
G-3	U.S. Tax Compliance Certificate (Form 3)
G-4	U.S. Tax Compliance Certificate (Form 4)

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 31, 2018, among Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), each lender from time to time party hereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender, and an L/C Issuer, and the other L/C Issuers named herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01.                     Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” by any Person, means  the acquisition by such Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) constituting a business unit or division of another Person or at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Debt, securities or otherwise.

“Administrative Agent” means PNC Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means each of the Administrative Agent and each L/C Issuer, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Terrorism Laws” shall mean any Laws applicable to the Borrower or its Subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Rate” means, the percentages per annum set forth in the Pricing Grid below, based upon the Consolidated Leverage Ratio of the Borrower:

PRICING GRID

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate	Letters of Credit	Base Rate
1	Less than 1.00:1.00	0.30%	1.75%	1.75%	0.75%

2	Greater than 1.00:1.00 and less than or equal to 2.00:1.00	0.35%	2.00%	2.00%	1.00%

3	Greater than 2.00:1.00	0.50%	2.25%	2.25%	1.25%

The Applicable Rate in effect from the Closing Date until the date the Compliance Certificate is delivered pursuant to Section 6.01(c) for the first full fiscal quarter ending after the Closing Date shall be determined based upon Pricing Level 1 above.  Thereafter, the Applicable Rate shall be determined based upon the Compliance Certificate to be delivered pursuant to Section 6.01(c).  Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date that the Compliance Certificate is required to be delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Rate shall be based upon Pricing Level 3 above and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 6.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate, and if the Applicable Rate would have been set at a higher level during the period of non-delivery of the Compliance Certificate, the Borrower shall pay to the Administrative Agent, for the benefit of the applicable Lenders, on demand all amounts which would have accrued hereunder had the Compliance Certificate been delivered when due.

“Approved Fund” has the meaning specified in Section 10.07(h).

“Arranger” means each of PNC Capital Markets, LLC and Wells Fargo Securities, LLC in their capacity as joint lead arrangers and book runners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Authorizations” means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

“Availability Period” means the period from and including the Closing Date to the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks), and (c) the Fixed Period Eurodollar Rate plus 1.0%.  Any change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the prime rate, the Federal Funds Rate or the Fixed Period Eurodollar Rate.

“Base Rate Committed Loan” means a Committed Loan that bears interest based on the Base Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP (subject to Section 1.03(b)), be classified and accounted for as a capital lease on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer.

“Cash Collateral”, in such context, shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally Guaranteed by the United States or any agency thereof maturing within twelve (12) months from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder and (e) money market investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time after the Closing Date:

a.              the failure of EQM to own, directly or indirectly, 100% of the Capital Stock of Equitrans, L.P.;

b.              other than in connection with the consummation of a transaction permitted by Section 7.05, the failure of (i) the Borrower to (x) own, directly or indirectly, the EQGP General Partner and (y) Control EQGP, and (ii) EQGP to (x) own, directly or indirectly, the EQM General Partner and (y) Control EQM; or

c.               following the consummation of a merger between EQM and EQGP, the failure of the Borrower to Control the surviving Person of such merger;

d.              any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the voting power of the Voting Stock of the Borrower.

“Closing Date” means the first date all conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 4.02 (or, in the case of the last sentence of Section 4.02 waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property described in the Collateral Documents in which a Lien is granted or purported to be granted to secure the Obligations and/or the obligations of the Guarantors under the Guaranty.

“Collateral Documents” means each document executed and delivered by the Borrower or any Guarantor in connection with the grant, attachment and perfection of Liens in favor of the Administrative Agent in the Collateral, including, without limitation, Uniform Commercial Code financing statements.

“Committed Borrowing” means a Borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Debt” means, as of any date of determination, the Debt of the Borrower and its Consolidated Subsidiaries.

“Consolidated EBITDA” means, for any period, subject to Section 1.03(c), an amount equal to (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) taxes based on or measured by income, (ii) Consolidated Interest Charges, (iii) transaction expenses related to execution and delivery of this Agreement (including, without limitation, financing fees and expenses) in an aggregate amount not to exceed $1,950,000 and (iv) depreciation and amortization expense plus (c) the amount of cash dividends and cash distributions actually received during such period by the Borrower and its Consolidated Subsidiaries on a consolidated basis from Unrestricted Subsidiaries and other unconsolidated subsidiaries of the Borrower or other Persons plus (d) the amount collected during the period from capital lease arrangements with affiliates to the extent not already recognized in Consolidated Net Income plus (e) non-cash long term compensation expenses minus (f) to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower minus (g) any amounts previously added to Consolidated EBITDA pursuant to clause (e) above during a prior period to the extent they are paid in cash during the current period.

“Consolidated Interest Charges” means, for any period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries, all interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to interest rate Swap Contracts) for such period, in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day; provided that for the first three full fiscal quarters ending after the Closing Date, the amount in the preceding clause (b) shall be calculated as follows: (i) for the first full fiscal quarter ending after the Closing Date, Consolidated EBITDA for such quarter multiplied by 4, (ii) for the second full fiscal quarter ending after the Closing Date, Consolidated EBITDA for the two consecutive quarters then ended multiplied by 2, and (iii) for the third full fiscal quarter ending after the Closing Date, Consolidated EBITDA for the three consecutive quarters then ended multiplied by 4/3.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall not include (a) extraordinary gains or extraordinary losses, (b) net gains and losses in respect of dispositions of assets other than in the ordinary course of business, (c) gains or losses attributable to write-ups or write-downs of assets, including hedging and derivative activities in the ordinary course of business and (d) the cumulative effect of a change in accounting principles, all as reported in the Borrower’s consolidated statement(s) of operations for the relevant period(s) prepared in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Consolidated Subsidiaries minus the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.

“Consolidated Subsidiaries” means, at any date, any Subsidiary or other entity, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.  Notwithstanding the above, it is understood and agreed that no Unrestricted Subsidiary will be considered to be a Consolidated Subsidiary for purposes of this Agreement whether or not it is required to be consolidated by GAAP; provided, that for the purposes of Sections 5.04(a) and 6.01(a) and (b), “Consolidated Subsidiaries” shall include such Unrestricted Subsidiary if and to the extent required to be consolidated by GAAP; and provided further, that in such instances, the Borrower will provide such financial information for such Unrestricted Subsidiary as the Lenders shall reasonably request to enable the Lenders to verify what adjustments were made by the Borrower to Consolidated Debt, Consolidated EBITDA and other consolidated amounts in order to exclude such Unrestricted Subsidiary in calculating compliance with Section 7.02 of this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means any of the Administrative Agent, the L/C Issuers, the Swing Line Lender and the other Lenders.

“Daily Floating Eurodollar Rate” means, for any day, the 30-day rate of interest per annum appearing on Bloomberg Page BBAM1(or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation), or another rate as agreed to by the Administrative Agent and the Borrower.  If the Daily Floating Eurodollar Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of this Agreement.

“Daily Floating Eurodollar Rate Loan” means a Swing Line Loan that bears interest at a rate based upon the Daily Floating Eurodollar Rate.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as Debt or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the amount available to be drawn under all letters of credit (including standby and commercial) (other than letter of credit obligations relating to indebtedness included in Debt pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder;

(c)                                  all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)                                 debt (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse;

(e)                                  Capital Leases;

(f)                                   to the extent required to be included on the Borrower’s consolidated balance sheet as debt or liabilities in accordance with GAAP, Synthetic Lease Obligations; and

(g)                                  all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of the Borrower shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or any Subsidiary of the Borrower is a general partner or a joint venturer (provided, however, for the avoidance of doubt, as used in this sentence “joint venturer” shall not include a limited partner in a limited partnership), unless such Debt is expressly made non-recourse to the Borrower or Subsidiary, as applicable.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Fixed Period Eurodollar Rate for a one-month Interest Period plus (b) 2% per annum; provided, however, that with respect to any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days following the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations or Swing Line Loans) within two Business Days following the date when due, (b) has notified the Borrower, the Administrative Agent, the applicable L/C Issuer, the Swing Line Lender or any other Lender in writing or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or become the subject of a Bail-in Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the

Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuers, the Swing Line Lender and each Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed as a consequence of a Delaware LLC Division (excluding any dividing Delaware LLC that survives a Delaware LLC Division).

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including to a Delaware Divided LLC that is not a Loan Party pursuant to a Delaware LLC Division and any sale and leaseback transaction) of any property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic” means organized under the laws of any state of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means October 31, 2018, the first date all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of the last sentence of Section 4.01, waived by the Person entitled to receive the applicable payment).

“Eligible Assignee” has the meaning specified in Section 10.07(h).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EQGP” means EQGP Holdings, LP (f/k/a EQT GP Holdings, LP).

“EQGP General Partner” means EQGP Services, LLC (f/k/a EQT GP Services, LLC), a Delaware limited liability company (including any permitted successors and assigns under the EQGP Partnership Agreement) or any other Person that becomes the general partner of EQGP so long as such Person is a Subsidiary of the Borrower.

“EQGP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of EQGP Holdings, LP dated as of October 12, 2018 among the EQGP General Partner, EQT Gathering Holdings, LLC, a Delaware limited liability company, EQT GP Corporation, a Delaware corporation, Rice Midstream GP Holdings LP, a Delaware limited partnership, et al., , as amended through the Closing Date and as further modified from time to time in a manner not prohibited by this Agreement.

“EQM” means EQM Midstream Partners, LP (f/k/a EQT Midstream Partners, LP).

“EQM General Partner” means EQM Midstream Services, LLC (f/k/a EQT Midstream Services, LLC), a Delaware limited liability company (including any permitted successors and assigns under the EQM Partnership Agreement) or any other Person that becomes the general partner of EQM so long as such Person is a Subsidiary of the Borrower.

“EQM Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of EQM dated as of October 12, 2018 among the EQM General Partner and EQGP Holdings, LP, a Delaware limited partnership, as successor in interest to EQT Midstream Investments, LLC, a Delaware limited liability company, Rice Midstream Holdings LLC, a Delaware limited liability company, and Rice Midstream GP Holdings LP, a Delaware limited partnership, et al., as amended through the Closing Date and as further modified from time to time in a manner not prohibited by this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means the Fixed Period Eurodollar Rate or the Daily Floating Eurodollar Rate.

“Eurodollar Rate Loan” means a Fixed Period Eurodollar Rate Loan or a Daily Floating Eurodollar Rate Loan.  Each reference to Eurodollar Rate Loan when used in connection with Committed Loans shall mean a Fixed Period Eurodollar Rate Loan.  Each reference to Eurodollar Rate Loan when used in connection with Swing Line Loans shall mean a Daily Floating Eurodollar Rate Loan.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes (including, for the avoidance of doubt, the Pennsylvania capital stock and foreign franchise tax) and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment or becomes a Lender hereunder (other than pursuant to an assignment request by the Borrower under Section 10.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any interest, fines, or penalties applicable to Taxes, and any additions to Tax, in each case that are owing by any Recipient as a result of such Recipient’s gross negligence or willful misconduct.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means, collectively, (i) the letter agreement, dated October 9, 2018 among the Borrower, PNC Capital Markets, LLC, PNC Bank, Wells Fargo Securities, LLC and Wells Fargo and (ii) the letter agreement, dated October 9, 2018 among the Borrower, PNC Capital Markets, LLC and PNC Bank.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Fixed Period Eurodollar Rate” means:

(a)           with respect to any Fixed Period Eurodollar Rate Loan for the Interest Period applicable to such Fixed Period Eurodollar Rate Loan, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Bloomberg Page BBAM1 (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%), or, if for any reason such rate does not appear on Bloomberg Page BBAM1(or any applicable successor page), then a rate as shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  The Fixed Period Eurodollar Rate applicable to Fixed Period Eurodollar Rate Loans may also be expressed by the following formula:

Fixed Period Eurodollar Rate =	London interbank offered rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

(b)           with respect to any Base Rate Loan, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Bloomberg Page BBAM1 (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%), or, if for any reason such rate does not appear on Bloomberg Page BBAM1 (or any applicable successor page), then a rate as shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination, by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The Fixed Period Eurodollar Rate applicable to Base Rate Loans may also be expressed by the following formula:

Fixed Period Eurodollar Rate =	London interbank offered rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The Fixed Period Eurodollar Rate shall be adjusted with respect to any Fixed Period Eurodollar Rate Loan that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the Fixed Period Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If the Fixed Period Eurodollar Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of this Agreement.

“Fixed Period Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Fixed Period Eurodollar Rate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” has the meaning specified in Section 10.07(h).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Equitrans Gathering Holdings, LLC (f/k/a EQT Gathering Holdings, LLC), Equitrans Midstream Holdings, LLC (f/k/a EQT Midstream Holdings, LLC) and each other Subsidiary of Borrower that guarantees the Obligations on or prior to the Closing Date pursuant to the Guaranty or thereafter guarantees the Obligations pursuant to Section 6.10, unless and until any such Person’s guarantee of the Obligations is released in accordance with the terms hereof.

“Guaranty” means, collectively, the Guaranty and Collateral Agreement, in form and substance reasonably satisfactory to the Administrative Agent, to be executed on or prior to the Closing Date by the Guarantors in favor of Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time, and any other guaranty executed and delivered in favor of the Administrative Agent to guarantee, or purport to guarantee, the Obligations, including any joinder thereto.

“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning set forth in Section 2.15(b).

“Indemnified Liabilities” has the meaning set forth in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05(a).

“Information” has the meaning set forth in Section 10.08.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan and other than a Daily Floating Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Daily Floating Eurodollar Rate Loan, the last Business Day of each calendar month.

“Interest Period” means, (a) with respect to any Fixed Period Eurodollar Rate Loan, the period commencing on the date such Fixed Period Eurodollar Rate Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or such other periods as agreed to by all of the relevant Lenders, as selected by the Borrower in its Loan Notice, or (b) with respect to any Daily Floating Eurodollar Rate Loan, the period commencing on the date such Daily Floating Eurodollar Rate Loan commences and ending one Business Day thereafter; provided that:

(i)            any Interest Period applicable to any Fixed Period Eurodollar Rate Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period applicable to any Daily Floating Eurodollar Rate Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;

(iii)          any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest

Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv)          no Interest Period shall extend beyond the Maturity Date.

“Investment Grade Rating” means (a) a BBB- rating or higher from S&P, (b) a Baa3 rating or higher from Moody’s or (c) a BBB- rating or higher from Fitch.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning set forth in Section 2.03(g).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit from the applicable L/C Issuer resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuance Limit” means, (a) with respect to PNC Bank, as L/C Issuer, SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), and (b) with respect to Wells Fargo, as L/C Issuer, SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), in each case subject to the terms of Section 2.03.

“L/C Issuer” means each of PNC Bank and Wells Fargo in its capacity as an issuer of Letters of Credit hereunder, and any successor issuer of Letters of Credit hereunder.  As used herein, the term “the L/C Issuer” shall mean “each L/C Issuer” or “the applicable L/C Issuer,” or, collectively, “the L/C Issuers”, as the context may require.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings).  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Revolving Lenders and as the context requires, the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued on or after the Closing Date hereunder; provided that (i) each such letter of credit was issued by a L/C Issuer and the aggregate stated amount of such letters of credit, when added to the stated amount of all other Letters of Credit issued by such L/C Issuer, would not result in the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer to exceed such L/C Issuer’s L/C Issuance Limit, and (ii) the aggregate stated amount of such letters of credit, when added to the aggregate stated amount of all other Letters of Credit then outstanding, does not result in (x) the Total Outstandings exceeding the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans exceeding such Lender’s Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations exceeding the Letter of Credit Sublimit.

“Letter of Credit Application” means an application, an application and agreement, or other similar document in the nature of an application required by the L/C Issuer, for the issuance or amendment of a Letter of Credit, in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Stated Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $15,000,000, as such amount may be reduced pursuant to Section 2.06.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“LIBOR Screen Rate” means the London interbank offered rate administered by Bloomberg Page BBAM1 (or any other Person which takes over the administration of such rate) for deposits in Dollars.

“LIBOR Successor Rate” has the meaning provided in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Guaranty, the Collateral Documents and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing of Committed Loans, (b) a conversion of Committed Loans from one Type to the other or (c) a continuation of Fixed Period Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Loan Parties” shall mean the Borrower and the Guarantors, and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

“Market Value of Pledged Shares” means, as of any date a calculation thereof is to be made, the sum of (a) the volume weighted average price (as calculated by Bloomberg Financial LP under the function “VWAP”) of a Pledged Share of EQM for the five (5) trading day period ending on the day immediately preceding the date of calculation multiplied by the number of Pledged Shares of EQM then constituting Collateral, plus (b) the volume weighted average price (as calculated by Bloomberg Financial LP under the function “VWAP”) of a Pledged Share of EQGP for the five (5) trading day period ending on the day immediately preceding the date of calculation multiplied by the number of Pledged Shares of EQGP then constituting Collateral.

“Master Agreement” has the meaning set forth in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse change in the operations, business or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Debt” means Debt (other than the Loans) of the Borrower and one or more Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $25,000,000.

“Material Disposition” means the Disposition by any Person, in a single transaction or in a series of related transactions, of either (a) property or assets constituting a business unit or division of such Person to another Person or (b) a majority or greater of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of a Subsidiary of such Person to another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Material Subsidiary” means any Guarantor and any other Domestic Subsidiary of Borrower for which (i) its assets and the assets of its consolidated Subsidiaries comprise more than 5% of the assets of the Borrower and its consolidated Subsidiaries, or (ii) its revenue and the revenue of its consolidated Subsidiaries comprise more than 5% of the revenue of the Borrower and its consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal year.

“Maturity Date” means the earliest of (a) the Stated Maturity Date, (b)  the date, if any, that EQM (or its successor by merger) consolidates or merges with the Borrower, and (c) the effective date of any other termination, cancellation, or acceleration of all Revolving Commitments under this Agreement.

“Minimum Collateral Amount” means, at any time, an amount equal to 102% of the Fronting Exposure applicable to any Defaulting Lender with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions, or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of each Lender or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Note or a Swing Line Note.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), and (b) all obligations and indebtedness owing to any Secured Banking Services Provider under any Secured Banking Service Agreements, in each case whether absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate of the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.16) and (ii) any interest, fines, or penalties applicable to Taxes, and any additions to Tax, in each case that are owing by any Recipient as a result of such Recipient’s gross negligence or willful misconduct.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any member of the ERISA Group and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 6.01.

“Pledged Shares” means all Capital Stock, whether now owned or hereafter acquired, of (i) EQGP representing limited partner interests of EQGP owned by the Borrower or any Subsidiary, and any Capital Stock of any successor to EQGP received in exchange for such limited partner interests or into which such limited partner interests are converted pursuant to a merger or consolidation otherwise permitted under Section 7.05, and (ii) EQM representing limited partner interests of EQM owned by the Borrower or any Subsidiary, and any Capital Stock of any successor to EQM received in exchange for such limited partner interests or into which such limited partner interests are converted pursuant to a merger or consolidation.  For the avoidance of doubt, no Capital Stock representing (i) general partner interests of either EQGP or EQM owned by the Borrower or any Subsidiary (ii) the approximately 0.1% limited partner interests in EQGP owned by EQM GP Corporation (f/k/a EQT GP Corporation) as of the Closing Date and (iii) interests of EQM owned by EQGP shall be “Pledged Shares” for purposes of this Agreement.

“PNC Bank” means PNC Bank, National Association and its successors.

“Pro Rata Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that, if the commitment of each Revolving Lender to make Revolving Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  When a Defaulting Lender shall exist, “Pro Rata Share” shall be calculated without including any Defaulting Lender’s Revolving Commitment.  The initial Pro Rata Shares of each Revolving Lender are set forth opposite the name of such Revolving Lender on Schedule 2.01(a) or, if such Revolving Lender becomes a Revolving Lender pursuant to Section 2.15, then in the applicable amendment to this Agreement giving effect to the applicable Increase Effective Date, or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.

“Public Debt Ratings” means a rating to be based on the Borrower’s long-term senior unsecured non-credit enhanced debt ratings established by S&P, Moody’s, and/or Fitch.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Register” has the meaning set forth in Section 10.07(c).

“Reimbursement Date” has the meaning set forth in Section 2.03(c)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Compliance Event” shall mean that the Borrower, any of its Subsidiaries, or any Senior Officer or director of the Borrower or any of its Subsidiaries becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Collateral Amount” has the meaning specified in Section 6.10(b).

“Required Lenders” means, as of any date of determination, Lenders having greater than 50% of the sum of the Aggregate Revolving Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate greater than 50% of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, executive vice president, senior vice president, chief financial officer, principal accounting officer, secretary, treasurer or assistant treasurer of such Person.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party (or by a Responsible Officer of (i) a general partner of any Loan Party that is a partnership or (ii) the manager or managing member, as applicable, of any Loan Party that is a limited liability company, on behalf of such Loan Party), shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to the Borrower’s partners, members or stockholders (or the equivalent Person thereof), or any setting apart of funds or assets for any of the foregoing.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment” means,  (i) with respect to each Lender listed on Schedule 2.01(a), the amount set forth opposite such Lender’s name on such Schedule, (ii) with respect to any financial institution which becomes a Lender pursuant to Section 2.15, the amount of the Revolving Commitment extended by it as of the applicable Increase Effective Date and (iii) with respect to any assignee which becomes a Lender pursuant to Section 10.07(b), the amount of the transferor Lender’s Revolving Commitment assigned to it pursuant to Section 10.07(b), in each case as such amount may be adjusted from time to time pursuant to this Agreement; provided that, if the context so requires, the term

“Revolving Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.

“Revolving Lenders” means those Lenders with a Revolving Commitment, or if the Revolving Commitments have been terminated pursuant to Section 8.02, Lenders holding the outstanding Revolving Loans.

“Revolving Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit B-1.

“S&P” means S&P Global Inc., a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning provided in Section 3.03(b).

“Secured Banking Services Agreement” means all Banking Services Agreements between any Loan Party or any Subsidiary and a Secured Banking Services Provider, unless when entered into such Banking Services Agreement is designated in writing by the Borrower to not be included as a Secured Banking Services Agreement.

“Secured Banking Services Provider” means any Person that is a party to a Banking Services Agreement with any Loan Party or any Subsidiary; provided that such Person is or was a Lender hereunder at the time it entered into such Banking Services Agreement.

“Senior Officer” means the chief executive officer, president, executive vice president, senior vice president, chief financial officer or treasurer of the Borrower.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spin-off” has the meaning set forth in Section 4.02(b).

“Stated Maturity Date” means the fifth anniversary of the Effective Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Borrower.  For the avoidance of doubt, neither the income (except as specifically permitted pursuant to clause (c) of the definition of Consolidated EBITDA) nor the Debt (unless such Debt is recourse to the Borrower or a Restricted Subsidiary, other than Debt of the Borrower or a Restricted Subsidiary solely resulting from a pledge of the Capital Stock in an Unrestricted Subsidiary (other than EQM, EQGP or any of their respective Subsidiaries) owned by the Borrower or such Restricted Subsidiary securing indebtedness of such Unrestricted Subsidiary) of an Unrestricted Subsidiary shall be included for purposes of calculating the financial covenant set forth in Section 7.02 of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts traded on or subject to the rules of a designated contract market, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standard Board Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon the average of at least two mid-market or other readily available commercially reasonable quotations provided by any leading dealer in such Swap Contracts (one of which may be a Lender or an Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means PNC Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of (a) a Borrowing of Swing Line Loans, or (b) a conversion of Swing Line Loans from one Type to the other, pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit B-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Committed Loans, Swing Line Loans and all L/C Obligations.

“Type” means, (a) with respect to a Committed Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Rate Loan, and (b) with respect to a Swing Line Loan, its character as a Base Rate Loan or a Daily Floating Eurodollar Rate Loan.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unit Coverage Ratio” means, the ratio, calculated on and as of the day that any Disposition by any Loan Party of Pledged Shares is consummated, of: (a) the Market Value of Pledged Shares (after giving effect to such Disposition) to (b) Consolidated Debt (assuming all undrawn Revolving Commitments of the Lenders hereunder and all undrawn commitments of lenders under any other credit facilities of the Borrower or any of its Subsidiaries are fully funded and outstanding on such day) secured by such Pledged Shares.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means EQGP and its Subsidiaries, EQM and its Subsidiaries, and any other Person that would otherwise be a Subsidiary of the Borrower that the Borrower has designated to be an “Unrestricted Subsidiary” in writing to the Administrative Agent pursuant to Section 7.11 and each subsidiary thereof.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors (or similar governing body) of such Person.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02.       Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(vi)          Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(vii)         The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.       Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Calculations.  Notwithstanding anything in this Agreement to the contrary, for purposes of calculating compliance with the financial covenant set forth in Section 7.02, with respect to all Acquisitions and Material Dispositions subsequent to the Closing Date, Consolidated EBITDA, Consolidated Interest Charges and Consolidated Debt with respect to such newly acquired assets shall be calculated on a pro forma basis as if such Acquisition or Material Disposition had occurred at the beginning of the applicable twelve month period of determination.

1.04.       Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.       References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06.       Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07.       Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01.       The Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.       Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s delivery to the Administrative Agent of an irrevocable written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, which may be delivered via facsimile.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion or continuation of Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Revolving Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  Each Lender shall make the amount of the applicable Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to a Committed Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Fixed Period Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Fixed Period Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in PNC Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Loans.

2.03.       Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no

L/C Issuer shall be obligated to make any L/C Credit Extension that would result in the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer to exceed such L/C Issuer’s L/C Issuance Limit; and provided further that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Revolving Lender’s Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  In addition, at the request of the Borrower, an L/C Issuer may, in its sole discretion, agree to issue, amend, renew or extend Letters of Credit in excess of its L/C Issuance Limit, provided, however, after giving effect to any such issuance, amendment, renewal or extension, (x) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (y) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall be under no obligation to issue any Letter of Credit and, in the case of clauses (B) and (C) below shall not issue any Letter of Credit, if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Lenders have approved such expiry date;

(C)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(D)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(E)           such Letter of Credit is (1) in an initial amount less than $100,000, (2) is to be denominated in a currency other than Dollars, or (3) is to be issued for a purpose other than to support surety bonds (including appeal bonds), worker’s compensation requirements and other general corporate purposes.

(iii)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under any of Sections 2.03(a)(ii)(B), (C) or (E)(2) or (3).

(iv)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Borrower will provide the Administrative Agent with a copy thereof upon the Administrative Agent’s request therefor.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied, then, upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment or a report containing information with respect thereto including the face amount of such Letter of Credit, the date of issuance or amendment and such other information as may be required by the Administrative Agent.  The Administrative Agent shall give the Revolving Lenders notice of the issuance of any Letter of Credit and any amendment thereto.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  The Borrower shall reimburse the L/C Issuer through the Administrative Agent by paying an amount equal to the amount of any drawing under a Letter of Credit not later than (i) if the Borrower shall have received notice of such drawing prior to 10:00 a.m. on any Business Day, then 2:00 p.m. on such Business Day or (ii) otherwise, 11:00 a.m. on the Business Day immediately following the day that the Borrower receives such notice (each such date for reimbursement, a “Reimbursement Date”).  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the

Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Lender (including the Revolving Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; (C) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto; (D) the existence of any claim, counterclaim, set-off, defense or other right that such Revolving Lender may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (E) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (F) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (G) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is paid by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person, any Revolving Lender, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible to the Borrower for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which damages have been determined by a final non-appealable judgment of a court of competent jurisdiction to have been caused by the L/C Issuer’s willful misconduct or gross negligence.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each standby Letter of Credit.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Such Letter of Credit fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in the Fee Letters.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04.                     Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  The Borrower will have the option to choose whether the Swing Line Loan is a (1) Base Rate Loan, or a (2) Daily Floating Eurodollar Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures; Conversion to Base Rate.  Each Swing Line Borrowing, and each conversion of Swing Line Borrowings from one Type to the other shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify

(i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing or conversion date, which shall be a Business Day, and (iii) whether the loan is a Base Rate Loan or a Daily Floating Eurodollar Rate Loan.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Committed Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for a Committed Loan for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.03.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05.                     Prepayments.

(a)                                 The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Fixed Period Eurodollar Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof, and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify (x) the date and amount of such prepayment, and (y) the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, a notice of prepayment of all or any part of the outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any prepayment of Fixed Period Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment of Committed Loans shall be applied to the Committed Loans of the Revolving Lenders in accordance with their respective Pro Rata Shares.

(b)                                 The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

2.06.                     Termination or Reduction of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving

Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Letter of Credit Sublimit or such Swing Line Sublimit shall be automatically reduced by the amount of such excess; provided further that, a notice of termination of the Aggregate Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Pro Rata Share.  All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07.                     Repayment of Loans.

(a)                                 The Borrower shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)                                 The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

2.08.                     Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the (1) Base Rate plus the Applicable Rate, or (2) Daily Floating Eurodollar Rate plus the Applicable Rate.

(b)                                 While any Event of Default exists, the Borrower shall (i) automatically, in the case of an Event of Default under any of Sections 8.01(a), (f) or (g) or (ii) upon the request of the Required Lenders, in the case of any other Event of Default, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.       Fees.

(a)                                 Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Committed Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the commitment fee.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.03 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately (but not invoiced separately) for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.

(i)                                     The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.                     Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                 All computations of interest for Base Rate Loans based on the prime commercial lending rate of the Administrative Agent shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Required Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders (or former Lenders), promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11.                     Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender, each L/C Issuer and the Swing Line Lender shall be evidenced by one or more accounts or records maintained by such Lender, such L/C Issuer or the Swing Line Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent, the Swing Line Lender, the L/C Issuers and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders, the L/C Issuers and the Swing Line Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note which shall evidence such Lender’s Loans in addition to such accounts or records.  Upon the request of the Swing Line Lender to the Borrower, the Borrower shall execute and deliver to the Swing Line Lender a Swing Line Note, which shall evidence the applicable Swing Line Loans to the Borrower in addition to such accounts or records.  Each Lender and the Swing Line Lender may attach schedules to its Revolving Note or its Swing Line Note, as applicable, and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.                     Payments Generally.

(a)                                 All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)                                  (i)                                     Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent or the L/C Issuer hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then each of the Lenders or the L/C Issuer, as the case may be, shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or the L/C Issuer in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or the L/C Issuer to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(i)                                     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Fixed Period Eurodollar Rate Loans (or, in the case of any Borrowing of Loans accruing interest at the Base Rate, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)                                 If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                                  The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or make its payment under Section 9.05.

(f)                                   Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13.                     Sharing of Payments.

(a)                                 If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, and/or such subparticipations in the participations in L/C Obligations and Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(b)                                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), 2.04, or 9.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Line Lender or the L/C Issuers to satisfy such Lender’s obligations to any of them under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.  For the avoidance of doubt, notwithstanding the application or holding pursuant to this subsection of all or a part of a payment made by the Borrower for the account of a Lender, as between the Borrower and such Lender the Borrower shall be discharged from the obligation with respect to which such payment was made as if and to the extent such application or holding had not occurred.

2.14.                     Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any L/C Issuer or the Swing Line Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such L/C Issuer and/or the Swing Line Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each applicable L/C Issuer and the Swing Line Lender, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the applicable L/C Obligations and Swing Line Loans, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, any L/C Issuer and the Swing Line Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, deliver to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)                                 Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 2.16 in respect of Letters of Credit and Swing Line Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                                  Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of an L/C Issuer and/or the Swing Line Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Administrative Agent, the applicable L/C Issuer and the Swing Line Lender that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral, such L/C Issuer and the Swing Line Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.15.                     Increase in Aggregate Revolving Commitments.

(a)                                 Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time during the term of this Agreement request an increase in the Aggregate Revolving Commitments to an amount not exceeding $300,000,000 at any time; provided that any such request for an increase shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).  Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.  The Administrative Agent shall notify the Borrower and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Revolving Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(b)                                 If the Aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of the final allocation of such increase and the Increase Effective Date.  As a condition precedent to such increase, the Borrower shall have provided to the Administrative Agent the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     copies of corporate resolutions certified by the Secretary or Assistant Secretary of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that Borrower’s incurrence of indebtedness hereunder in the amount of the Aggregate Revolving Commitments as increased pursuant to this Section 2.15 and with a maturity date of the Stated Maturity Date, has been duly authorized by all necessary corporate action, together with an opinion of counsel to the Borrower (which, as to certain matters as agreed by the Administrative Agent, may be internal counsel) to such effect,

(ii)                                  a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V (including without limitation the representation and warranties set forth in Sections 5.04(b) and 5.05) and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Increase Effective Date, (or, if such representation speaks as of an earlier date, as of such earlier date), (B) no Default exists and (C) the Borrower is in compliance, on a pro forma basis, with the financial covenants set forth in Section 7.02 hereof, and

(iii)                               an opinion of counsel to the Borrower (which, as to certain matters as agreed by the Administrative Agent, may be internal counsel) as to such customary matters regarding the transactions contemplated by this Section 2.15 as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any non-ratable increase in the Revolving Commitments under this Section.

(d)                                 This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

2.16.                     Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the Fronting Exposure of any L/C Issuer and the Swing Line Lender with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the L/C Issuers’ and the Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swing Line Loans issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swing Line Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swing Line Loans were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swing Line Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swing Line Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any commitment fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender except as set forth in clause (C) below).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.03(h) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)                               With respect to any fee payable under Section 2.09 or Letter of Credit fee that would otherwise have been paid to any Defaulting Lender if it were not a Defaulting Lender, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent that the Defaulting Lender’s Fronting Exposure has been reallocated to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.03 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of the Borrower or a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, within one Business Day following the Borrower’s receipt of notice from the Administrative Agent, (x) as to Swing Line Loans, repay Swing Line Loans in an amount equal to the Fronting Exposure applicable to the Defaulting Lender or, if such Swing Line Loans cannot be repaid, Cash Collateralize the Borrower’s obligations corresponding to the Fronting Exposure applicable to the Defaulting Lender in accordance with the procedures set forth in Section 2.14 and (y) as to Letters of Credit, Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to the Defaulting Lender in accordance with the procedures set forth in Section 2.14.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held by the Lenders in accordance with their Pro Rata Shares of their respective Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loans and no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit, unless the Swing Line Lender or such L/C Issuer, as applicable, is satisfied that the related Fronting Exposure and the then outstanding Fronting Exposure applicable to the Defaulting Lender (x) will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or (y) Cash Collateral will be provided by the Borrower in accordance with Section 2.14, and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(a)(iv) (and such Defaulting Lender shall not participate therein).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.                     Taxes.

(a)                                 L/C Issuer.  For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “Law” includes FATCA.

(b)                                 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Law.  If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within twenty (20) days after receipt by the Borrower of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient and required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify a Recipient pursuant to this Section 3.01(d) for any Indemnified Taxes unless such Recipient notifies the Borrower of the indemnification claim for such Indemnified Taxes no later than 365 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Recipient for payment of such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by the calculations by which such determination was made by such Lender, shall be conclusive absent manifest error.

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.  Any Lender (which solely for purposes of this Section 3.01(f) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(A), (B) and (D) below) otherwise required as a result of a Change in Law, shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  properly completed and executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is neither a “bank” within the meaning of Section

881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, nor a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN or IRS W-8BEN-E, as applicable;

(iv)                              properly completed and executed originals of IRS Form W-8EXP claiming an exemption from withholding Tax; or

(v)                                 to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any application thereof to another amount owed to the refunding Governmental Authority) as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such party will make such payment to the relevant indemnifying party within ten (10) days after the party has determined that it owes amounts to the indemnifying party pursuant to the first sentence of this subsection (g).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Indemnification of the Administrative Agent.  Each Lender and the L/C Issuer shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (h). The agreements in this subsection (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i)                                     Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02.                     Illegality.  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03.                     Inability to Determine Rates.

(a)                                 In connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods).  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)                                 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders, as applicable, notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(i)                                     adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)                                  the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)                               syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable,  the Administrative Agent and the Borrowers may amend this Agreement to replace the Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and notwithstanding anything to the contrary in Section 10.01, any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods).  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero (0) for purposes of this Credit Agreement.

3.04.                     Increased Cost and Reduced Return; Capital Adequacy.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital adequacy or liquidity, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)                                  A certificate of a Lender, the L/C Issuer or such other Recipient setting forth the Change in Law giving rise to a claim for compensation under subsection (a) or (b) of this Section, the amount or amounts necessary to compensate such Lender, the Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section (including an explanation in reasonable detail of the manner in which such amount or amounts was determined) and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender, the L/C Issuer or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05.                     Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment of principal or prepayment of any Loan other than a Base Rate Loan or Daily Floating Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or Daily Floating Eurodollar Rate Loan on the date or in the amount notified by the Borrower (even if permitted to revoke such notice); or

(c)                                  any assignment of a Fixed Period Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan (excluding loss of anticipated profits) or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed Period Eurodollar Rate Loan made by it at the Fixed Period Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Fixed Period Eurodollar Rate Loan was in fact so funded.

3.06.                     Mitigation Obligations; Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07.                     Matters Applicable to all Requests for Compensation.  A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder (including, if requested by the Borrower, an explanation in reasonable detail of the manner in which such amount or amounts was determined) shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.08.                     Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING DATE AND TO CREDIT EXTENSIONS

4.01.                     Conditions of Effective Date.  The effectiveness of this Agreement and the occurrence of the Effective Date are subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or other electronic transmission (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution as reasonably requested by the Administrative Agent;

(ii)                                  (A) a Revolving Note executed by the Borrower in favor of each Lender requesting a Revolving Note, and (B) a Swing Line Note executed by the Borrower in favor of the Swing Line Lender;

(iii)                               The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of Borrower (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable Organization Documents of the Borrower, certified as being true and complete;

(iv)                              certificates as of a recent date of the good standing of Borrower under the laws of its jurisdiction of organization and, to the extent reasonably requested by the Administrative Agent, each other jurisdiction where Borrower is qualified to do business;

(v)                                 a certificate signed by a Responsible Officer of the Borrower, certifying (A) that the representations and warranties of the Borrower contained in Article V (except the representations and warranties in Sections 5.18) are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, (B) that no Default exists or would result from the execution of this Agreement, and (C) since December 31, 2017, there has not occurred any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect;

(vi)                              unaudited pro forma condensed combined financial statements of the Borrower for the six months ended June 30, 2018 and for the year ended December 31, 2017; and

(vii)                           Uniform Commercial Code and other lien searches reflecting the absence of Liens other than those being released or which are otherwise permitted under this Agreement, and such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b)                                 Borrower shall have provided to the Administrative Agent and the Lenders, to the extent requested at least two Business Days prior to the Closing Date, (A) the documentation and other information requested by the Administrative Agent and any Lender in order to comply with the requirements of the PATRIOT Act, (B) the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements and (C) all anti-money laundering documentation reasonably requested by the Administrative Agent.

(c)                                  The Borrower shall have received all material governmental, partner and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby.

(d)                                 No action, suit, investigation or other proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

4.02.                     Conditions of Closing Date and Initial Credit Extension.  The occurrence of the Closing Date and the obligation of each Lender make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Effective Date shall have occurred on or before November 30, 2018.

(b)                                 EQT Corporation shall have distributed, or substantially concurrently shall distribute, on a pro rata basis, at least 80.0% of the outstanding shares of common stock of the Borrower to the holders of common shares of EQT Corporation on the applicable record date (the “Spin-off”) substantially in the manner contemplated by the Form 10 registration statement filed by the Borrower in connection with the Spin-off, as it may be amended, supplemented or modified from time to time;

(c)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or other electronic transmission (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     executed counterparts of the Loan Documents listed on Exhibit E, sufficient in number for distribution as reasonably requested by the Administrative Agent;

(ii)                                  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable Organization Documents of such Loan Party, certified as being true and complete, which may take the form of a customary “no change” certificate satisfactory to the Administrative Agent to the extent such information was provided on the Effective Date;

(iii)                               certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of organization and, to the extent reasonably requested by the Administrative Agent, each other jurisdiction where such Loan Party is qualified to do business;

(iv)                              an opinion of Wachtell, Lipton, Rosen & Katz, special New York counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, and an opinion of Reed Smith LLP, Pennsylvania counsel to the Loan Parties, addressed to the Administrative Agent and each Lender;

(v)                                 a certificate signed by a Responsible Officer of the Borrower, certifying (A) that the representations and warranties of the Borrower contained in Article V are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, (B) that no Default exists or would result from the execution of this Agreement, (C) since December 31, 2017, there has not occurred any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect and (D) as of the Closing Date, immediately after giving effect to the transactions contemplated herein (including the Spin-off and the transactions contemplated to occur in connection therewith), the Borrower and its Subsidiaries are Solvent on a consolidated basis;

(vi)                              Uniform Commercial Code financing statements shall have been filed pursuant to and in accordance with the terms of the Collateral Documents and, if applicable, all stock certificates and related powers constituting Collateral shall have been delivered to the Administrative Agent; and

(vii)                           such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(d)                                 Each Loan Party shall have received all material governmental, partner and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby.

(e)                                  No action, suit, investigation or other proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(f)                                   Any fees required to be paid in connection with the Loan Documents on or before the Closing Date and for which invoices have been presented at least one Business Day prior to the Closing Date shall have been paid.

Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date.  Notwithstanding anything to the contrary contained in this Agreement, the Aggregate Revolving Commitments shall automatically and without any further notice or other action be terminated and no Lender shall have any obligation to make any Credit Extension to the Borrower if the Closing Date has not occurred on or prior to April 30, 2019.

4.03.                     Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than (i) a Loan Notice requesting only a conversion of Loans to the other Type, (ii) a continuation of Eurodollar Rate Loans, or (iii) a Swing Line Loan Notice requesting only a conversion of Swing Line Loans to the other Type) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower contained in Article V (except the representations and warranties in Sections 5.04(b) and 5.05, as to any matter which has theretofore been disclosed in writing by the Borrower to the Lenders by written notice given to the Administrative Agent) or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided that (i) if a representation and warranty is qualified by materiality or Material Adverse Effect, then it shall be true and correct in all respects, and (ii) the representation and warranty made in Section 5.15(a) shall be true and correct in all respects) on and as of the date of such Credit Extension (or, if such representation speaks as of an earlier date, as of such earlier date).

(b)                                 No Default shall exist, or would result from such proposed Credit Extension.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i) a Loan Notice requesting only a conversion of Loans to the other Type, (ii) a continuation of Eurodollar Rate Loans, or (iii) a Swing Line Loan Notice requesting only a conversion of Swing Line Loans to the other Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders, as of the Closing Date and thereafter as of each date required by Section 4.03 and as of any other date as agreed by the Borrower, that:

5.01.                     Corporate Existence and Power.  The Borrower is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all organizational powers and all material Authorizations required to carry on its business as now conducted.

5.02.                     Corporate and Governmental Authorization; No Contravention.  The Borrower’s incurrence of Debt hereunder, and the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (a) are within the organizational powers of such Loan Party, (b) have been duly authorized by all necessary organizational action, (c) require no action by or in respect of, or filing with, any Governmental Authority (except such as has been obtained and any reports required to be filed by the Borrower with the SEC), (d) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation or of any Organization Documents of such Loan Party or (ii) any material agreement, judgment, injunction, order, decree or other instrument binding upon the such Person, or result in the creation or imposition of any Lien on any asset of such Person or any of its Subsidiaries that is not permitted hereunder.

5.03.                     Binding Effect.  Each Loan Document to which any Loan Party is party constitutes a valid and binding agreement of such Loan Party, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

5.04.                     Financial Information.

(a)                                 The unaudited pro forma condensed combined financial statements of the Borrower for the six months ended June 30, 2018 and for the year ended December 31, 2017 have been provided to the Lenders. Such financial statements (i) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in conformity with GAAP and (ii) show, to the extent required by GAAP and together with all footnotes to such financial statements, all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b)                                 Since December 31, 2017, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

5.05.                     Litigation.  There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries before any Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

5.06.                     [Reserved].

5.07.                     Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standards under the Pension Funding Rules, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.08.                     Environmental Matters.  In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Loan Parties and their Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Borrower has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, would not reasonably be expected to have a Material Adverse Effect.

5.09.                     Taxes.  The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to have been filed by them, and have paid all taxes due and payable by them pursuant to such returns or pursuant to any material assessment received by the Borrower or any of their Subsidiaries (other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case, for which adequate reserves and provisions for taxes have been made on the books of the Borrower and each Subsidiary).  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

5.10.                     Subsidiaries.  Set forth on Schedule 5.10 is a complete and accurate list as of the Closing Date of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation, the Borrower’s direct or indirect percentage ownership therein and whether it is a Material Subsidiary.  Each Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or other organizational powers and all material governmental authorizations required to carry on its business as now conducted, except where the absence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

5.11.                     Regulatory Restrictions on Borrowing.  Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Borrower will not use the proceeds of any Credit Extension, whether directly or indirectly, (a) for a purpose that entails a violation (including on the part of any Lender) of Regulation U or X of the FRB, or (b) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock.

5.12.                     Full Disclosure.  No statement, information, report, representation, or warranty (collectively, the “Information”) made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower in connection with any Loan Document (as modified or supplemented by other Information so furnished), taken as a whole and together with disclosures made by the Borrower in filings with the SEC that are available to the Lenders, contains, as of the date such Information was furnished (or, if such Information expressly relates to a specific date, as of such specific date) any untrue statement of a material fact or omits, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (a) such estimates, projections, forecasts and other forward-looking information, as to future events, are not to be viewed as facts and that the actual results may differ significantly and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

5.13.                     Compliance with Laws.  The Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, decrees and requirements of Governmental Authorities applicable to it or to its properties (including, without limitation, the Code), except where the necessity or fact of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would reasonably be expected to have a Material Adverse Effect.

5.14.                     [Reserved].

5.15.                     Anti-Terrorism Laws.   The Borrower represents and warrants that (a) none of the Borrower, any of its Subsidiaries, or any Senior Officer or director of the Borrower or any of its Subsidiaries, is a Sanctioned Person, (b) to the knowledge of the Borrower, no employee of the Borrower or any of its Subsidiaries, or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, (c) none of the Borrower or any of its Subsidiaries, either in its own right or, to the knowledge of the

Borrower or such Subsidiary, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; or (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (d) the Borrower has implemented and maintains in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, and (e) each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions in all material respects.

5.16.                     [Reserved].

5.17.                     Compliance with FCPA.   The Borrower and each of its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  Neither the Borrower nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or such Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

5.18.                     Perfection of Security Interests in Collateral.   The Collateral Documents create valid security interests in the Pledged Shares and the other Collateral in favor of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and Secured Banking Services Providers securing the Obligations and constitute perfected security interests in such Pledged Shares and other Collateral, subject to no Liens other than those permitted under Section 7.01.  As of the Closing Date, the Pledged Shares constitute not less than (i) 91.3% of the common units representing limited partner interests of EQGP, and (ii) 12.7% of the common units representing limited partner interests of EQM.

5.19.                     Solvency.   The Borrower and its Subsidiaries on a consolidated basis are and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.

5.20.                     EEA Financial Institutions.   None of the Borrower or any of its Subsidiaries is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower agrees that, from and after the Closing Date, and so long as any Lender has any Revolving Commitment hereunder, any Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner acceptable to the Administrative Agent and the applicable L/C Issuer or other arrangements with respect thereto have been made that are satisfactory to the Administrative Agent and the applicable L/C Issuer) or any Obligation payable hereunder remains unpaid:

6.01.                     Information.  The Borrower will deliver to the Administrative Agent and each Lender:

(a)                                 as soon as available, and in any event within the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, and in any event within the earlier of (i) forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower beginning with the fiscal quarter ended March 31, 2019 and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)                                  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer of the Borrower, substantially in the form of the Compliance Certificate attached hereto, including a complete and accurate list, as of the last day of the period covered by such financial statements, of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation and the Borrower’s direct or indirect percentage ownership therein;

(d)                                 within five days after any officer of the Borrower obtains actual knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e)                                  promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f)                                   promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

(g)                                  if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under the Pension Funding Rules, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; or (viii) determines that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, a certification of funding status from the enrolled actuary for the Pension Plan, which in the case of each of clauses (i), (ii), (iii) and (viii) above, could cause one or more members of the ERISA Group to incur liability;

(h)                                 promptly upon any announcement by S&P, Moody’s or Fitch of any issuance of or change in a Public Debt Rating notice of such issuance or change; and

(i)                                     from time to time, such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and (ii) on which the Borrower notifies (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents; provided that the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies.  Information required to be delivered pursuant to this Section 6.01 may also be delivered by facsimile or electronic mail pursuant to procedures approved by the Administrative Agent.  Except for Compliance Certificates required by Section 6.01(c), the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any request for delivery of such documents, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.02.                     Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries to, pay or discharge its material tax liabilities before the same shall become delinquent except where the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.03.                     Maintenance of Property; Insurance.

(a)                                 The Borrower will keep, and will cause each of its Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance with respect to their respective properties and business in at least such amounts, against at least such risks and with such risk retention as are customarily maintained, insured against or retained, as the case may be, by companies of established repute engaged in the same or a similar business, to the extent available at the time in question on commercially reasonable terms; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.04.                     Conduct of Business and Maintenance of Existence.  Subject to Section 7.05, the Borrower will preserve, renew and keep in full force and effect, and will cause each of its Material Subsidiaries to preserve, renew and keep in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of its organization and their respective  rights, privileges and franchises necessary or desirable in the normal conduct of its business; provided that nothing in this Section 6.04 shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if (A) in the case of a Domestic Subsidiary, the entity surviving such consolidation or merger is a Domestic Subsidiary, (B) in the case of a Guarantor, the entity surviving such consolidation or merger is the Borrower or a Guarantor, and (C) in the case of a foreign Subsidiary, the entity surviving such consolidation or merger is a Subsidiary, if, in each case covered by this clause (i), after giving effect thereto, no Default shall have occurred and be continuing, or (ii) the termination of the legal existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Lenders.

6.05.                     Compliance with Laws.  The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable material Laws and requirements of Governmental Authorities (including, without limitation, Environmental Laws, the Act (as defined in Section 10.20) and ERISA and the rules and regulations thereunder) except where the necessity or fact of compliance therewith is contested in good faith by appropriate proceedings or as would not reasonably be expected to have a Material Adverse Effect.

6.06.                     Inspection of Property, Books and Records.  The Borrower will keep, and will cause its Subsidiaries to keep, proper books of record and account in which full, true and correct, in all material respects, entries shall be made of all dealings and transactions in relation to its business and activities to the extent required by GAAP or applicable Law; and will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, however, that if an Event of Default has occurred and is continuing, any visit and inspection by a Lender shall be at the sole expense of the Borrower.

6.07.                     Use of Proceeds.  Subject to Section 7.07, the proceeds of the Loans made under this Agreement will be used by the Borrower (i) to pay fees and expenses in connection with this Agreement and the transactions contemplated herein, (ii) to fund ongoing working capital requirements, and (iii) for other general corporate purposes of the Borrower and its subsidiaries (including making investments in Subsidiaries and Unrestricted Subsidiaries to the extent not otherwise prohibited by this Agreement).

6.08.                     Governmental Approvals and Filings.  The Borrower will, and will cause each of its Subsidiaries to, keep and maintain in full force and effect all action by or in respect of, or filing with, any Governmental Authority necessary in connection with (a) the execution and delivery of this Agreement, or any Note issued hereunder by the Borrower, (b) the consummation by the Borrower of the transactions herein or therein contemplated, (c) the performance of or compliance with the terms and conditions hereof or thereof by the Borrower, or (d) any other actions required to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

6.09.                     [Reserved].

6.10.                     Additional Guarantors; Further Assurances.

(a)                                 Within thirty (30) days (or such longer period as the Administrative Agent may agree in writing) after any Subsidiary that is not a Guarantor (i) acquires any Pledged Shares or (ii) indirectly (through a Subsidiary of such Person) acquires any Capital Stock of the EQGP General Partner, the Borrower shall cause such Person to (I) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement to the Guaranty, (II) grant Liens in favor of the Administrative Agent on its assets constituting Collateral by executing and delivering a joinder agreement to the Collateral Documents or additional Collateral Documents, and (III) deliver to the Administrative Agent (A) documents of the types referred to in Sections 4.02(c)(ii), (iii), (v), and (d), and (B) favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the preceding clauses (I) and (II)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)                                 The Borrower will and will cause each other Loan Party to cure promptly any defects in the creation and issuance of any Note and the execution and delivery of the Guaranty, the Collateral Documents and this Agreement. The Borrower at its expense will and will cause each other Loan Party to promptly execute and deliver to the Administrative Agent upon reasonable request all such other documents, agreements and instruments reasonably necessary to comply with or accomplish the covenants and agreements of the Borrower or such other Loan Party, as the case may be, in the Guaranty, the Collateral Documents and this Agreement, or to further evidence and more fully describe the collateral intended as security for Obligations under any of the Loan Documents, or to correct any unintended omissions in the Collateral Documents, or to state more fully the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary in connection therewith.  The Borrower will cause the Pledged Shares to be publicly listed and traded on a nationally recognized exchange at all times (except for any failure to be publicly traded as a result of a merger or consolidation of EQM or EQGP that is otherwise permitted under Section 7.05).

6.11.                     Unrestricted Subsidiaries.   The Borrower:

(a)                                 will not, and will not permit any other Loan Party to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries;

(b)                                 will not, and will not permit any other Loan Party to, enter into any credit agreement for a senior credit facility, a loan agreement for a senior credit facility, a note purchase agreement for the sale of promissory notes or an indenture governing capital markets debt instruments as a borrower, issuer or guarantor (the “Relevant Debt”), the terms of which would, upon the occurrence of a default under any Debt of an Unrestricted Subsidiary, (i) result in, or permit the holder of any Relevant Debt to declare a default on such Relevant Debt or (ii) cause the payment of any Relevant Debt to be accelerated or payable before the fixed date on which the principal of such Relevant Debt is due and payable;

(c)                                  will not permit any Unrestricted Subsidiary to hold any Capital Stock or Debt of any Loan Party;

(d)                                 will not, and will not permit any Loan Party to, create, assume, incur or suffer to exist any Lien on or in respect of any of its Property (other than any of its interest in the Capital Stock of an Unrestricted Subsidiary) for the benefit of an Unrestricted Subsidiary; and

(e)                                  will not and will not permit any Loan Party to, sell, assign, pledge, or otherwise transfer any of its Properties to any Unrestricted Subsidiary, or make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Unrestricted Subsidiary or in any of its Properties, in each case, if prohibited by Article VII.

6.12.                     Anti-Money Laundering/International Trade Law Compliance.  The Borrower covenants and agrees that (a) none of the Borrower or any of its Subsidiaries will become a Sanctioned Person, (b) none of the Borrower or any of its Subsidiaries, either in its own right or, to the knowledge of the Borrower or such Subsidiary, through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, or (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) it shall maintain in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, (d) the Borrower will comply, and will cause its Subsidiaries, and to the knowledge of the Borrower, its and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents to comply, with Anti-Terrorism Laws and applicable Sanctions in all material respects, (e) the funds used to repay the Obligations will not be derived from any unlawful activity of the Borrower or its Subsidiaries, and (f) the

Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower agrees that, from and after the Closing Date, and so long as any Lender has any Revolving Commitment hereunder, any Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner acceptable to the Administrative Agent and the applicable L/C Issuer or other arrangements with respect thereto have been made that are satisfactory to the Administrative Agent and the applicable L/C Issuer) or any Obligation payable hereunder remains unpaid:

7.01.                     Liens.  Neither the Borrower nor any Subsidiary shall, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)                                 Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not past due for more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)                                 Liens of landlords (other than to secure Debt) and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not past due for more than 60 days or, if delinquent, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d)                                 Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f)                                   Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(g)                                  leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(h)                                 any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(i)                                     normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(j)                                    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(k)                                 Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(l)                                     Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.14(a) or securing any of the Obligations;

(m)                             Liens securing the Obligations;

(n)                                 Liens securing Debt permitted under Section 7.09(h), provided that, to the extent such Liens are granted on any property constituting Collateral such Liens are subject to the intercreditor agreement described in Section 7.09(h);

(o)                                 Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business;

(p)                                 rights of first refusal entered into in the ordinary course of business;

(q)                                 Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(r)                                    Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enters into a Swap Contract, to the extent such Swap Contracts are entered into in the ordinary course of business;

(s)                                   any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(t)                                    any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary, and not created in contemplation of such acquisition;

(u)                                 any Lien securing any refinancing, extension, renewal or refunding of any obligation that is secured by any Lien permitted by any of the foregoing clauses (r) and (s), so long as the amount of such obligation is not increased;

(v)                                 any Lien in favor of the Borrower and/or any Subsidiary (other than Liens on Collateral);

(w)                               Liens imposed by ERISA which do not constitute an Event of Default and which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(x)                                 Liens on the membership interests or other equity interests of an Unrestricted Subsidiary (other than EQM, EQGP or any of their respective Subsidiaries) owned by the Borrower or any Subsidiary securing indebtedness of such Unrestricted Subsidiary;

(y)                                 Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than Debt described in clauses (a) of the definition of such term in Section 1.01) or other obligations; provided that the aggregate amount of all such Debt and obligations at any time outstanding does not exceed $50,000,000; and

(z)                                  Liens on any amounts held by a trustee under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions.

7.02.                     Financial Covenant.   The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Borrower (beginning with the first full fiscal quarter ending after the Closing Date), shall be less than or equal to 3.50 to 1.00.

7.03.                     Transactions with Affiliates.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate unless any such transactions between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than another Subsidiary) on the other hand, shall be on an arm’s length basis and on terms no less favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than another Subsidiary); provided, that the foregoing provisions of this Section shall not (a) prohibit the Borrower and each Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit the Borrower or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit the Borrower or a Subsidiary from engaging in a transaction or transactions that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arm’s length basis and are on terms as favorable as could have been obtained from a third party, (d) prohibit the Borrower or a Subsidiary from engaging in non-material transactions with any officer, director, employee or Affiliate that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of the Borrower’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters, (f) prohibit the Borrower or any of its Subsidiaries from engaging in a transaction with an Affiliate if such transaction has been approved by the conflicts committee of the Borrower, EQM or EQGP, (g) prohibit transactions that are on terms and conditions reasonably fair to the Borrower in all material respects in the good faith judgment of the Borrower, (h) prohibit transactions involving any employee benefit plans or related trusts, (i) prohibit the payment of reasonable compensation, fees and expenses (as determined by the Borrower) to, and indemnity provided on behalf of, directors, employees and officers of the Borrower or any Subsidiary, and (j) prohibit the Borrower or any of its Subsidiaries from engaging in transactions with an Affiliate pursuant to agreements or other arrangements entered into in connection with the Spin-off (as such agreements or arrangements may be amended, restated, supplemented, modified, renewed or replaced).

7.04.                     Restricted Payments; No Restrictive Agreements.  Borrower will not declare or make, directly or indirectly, any Restricted Payment, during the occurrence and continuance of an Event of Default under Section 8.01(a), 8.01(b) (solely due to the failure to satisfy the covenant contained in Section 7.02), 8.01(f) or 8.01(g)), or if a Default or Event of Default under the foregoing Sections would be caused by the making of such Restricted Payment.  No Loan Party nor any of its respective Subsidiaries shall enter into or permit to exist any contractual obligation (other than this Agreement and any other Loan Document and, in the case of the following clause (c), obligations under Capitalized Leases and purchase money Debt permitted pursuant to Section 7.09) that limits the ability (a) of any Subsidiary to make Restricted Payments to, or otherwise transfer Collateral to, the Borrower or any other Loan Party, (b) of any Subsidiary to guarantee the Obligations, or (c) of the Borrower or any other Loan Party to create, incur, assume or suffer to exist Liens on the Collateral of such Person to secure the Obligations.

7.05.                     Mergers and Fundamental Changes.  Borrower will not, nor will it permit any of its Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that: (i) a Person (including a Subsidiary of the Borrower but not the Borrower) may be merged or consolidated with or into the Borrower so long as (A) the Borrower shall be the continuing or surviving entity, (B) no Default or Event of Default shall exist or be caused thereby, and (C) the Borrower remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, (ii) a Subsidiary of the Borrower may merge with or into another Subsidiary of the Borrower or any other Person, provided that if such Subsidiary is a Guarantor the surviving entity of such merger is a Guarantor, (iii) any Subsidiary of the Borrower may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) the Borrower or any Subsidiary may merge with EQGP and/or EQM in a transaction in which the Borrower or such Subsidiary survives, so long as no Default or Event of Default shall exist or be caused thereby.  For the avoidance of doubt, this Section 7.05 does not prohibit or in any way restrict the merger of two Unrestricted Subsidiaries or a merger between an Unrestricted Subsidiary, on the one hand, and any Person other than the Borrower or a Subsidiary, on the other hand.

7.06.                     Change in Nature of Business.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business other than the midstream oil and gas business or any business substantially related or incidental thereto.

7.07.                     Use of Proceeds.  The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, (a) for a purpose that entails a violation of Regulation U of the FRB, or (b) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock. The proceeds of the Loans shall not be used, directly or indirectly, by the Borrower or its Subsidiaries to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.

7.08.                     Dispositions.  The Borrower will not make, nor permit its Subsidiaries to make, any Disposition (whether in one transaction or a series of transactions) (i) that constitutes all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, (ii) if any Default or Event of Default then exists or would result from such Disposition, (iii) unless the Borrower would be in compliance with the financial covenant in Section 7.02 on a pro forma basis after giving effect to such Disposition, and (iv) of any Pledged Shares unless at the time of such Disposition immediately after giving effect thereto, the Unit Coverage Ratio would be greater than or equal to 4.0:1.0.

7.09.                     Debt.  The Borrower will not, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Debt except:

(a)                                 Debt pursuant to this Agreement;

(b)                                 Current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business that is extended in connection with the normal purchases of goods and services;

(c)                                  Debt of any Person that becomes a Subsidiary of the Borrower, to the extent such Debt is outstanding at the time such Person becomes a Subsidiary of the Borrower and was not incurred in contemplation thereof, and Debt assumed by the Borrower or any Subsidiary in connection with its acquisition (whether by merger, consolidation, acquisition of all or substantially all of the assets or acquisition that results in the ownership of greater than fifty percent (50%) of the Capital Stock of a Person) of another Person and, in each case, Debt refinancing, extending, renewing or refunding such Debt; provided that (i) the principal amount of such Debt is not increased (other than to provide for the payment of any underwriting discounts and fees related to any refinancing Debt as well as any premiums owed on and accrued and unpaid interest related to the original Debt); and (ii) at the time of and immediately after giving effect to the incurrence or assumption of such Debt or refinancing Debt and the application of the proceeds thereof, as the case may be, the aggregate principal amount of all such Debt, and of all Debt previously incurred or assumed pursuant to this Section 7.09(c), and then outstanding, shall not exceed 50% of Consolidated EBITDA for the period of four full consecutive fiscal quarters of the Borrower and its Subsidiaries (and such Person on a pro forma basis) then most recently ended;

(d)                                 Debt in the form of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not be past due;

(e)                                  all reimbursement obligations of such Person arising under undrawn letters of credit (including standby and commercial);

(f)                                   Debt solely resulting from a pledge of the membership interests or other equity interests in an Unrestricted Subsidiary (other than EQM, EQGP or any of their respective Subsidiaries) owned by the Borrower or a Subsidiary securing indebtedness of such Unrestricted Subsidiary;

(g)                                  other Debt of the Borrower so long as, (i) no Default or Event of Default exists at the time such Debt is incurred, (ii) such Debt shall not mature and no regularly scheduled payments of principal shall be required to be made thereon, in each case, prior to the date that is 91 days after the Stated Maturity Date, and (iii) immediately after giving effect to the incurrence of such Debt and the use of proceeds thereof, and assuming that the Aggregate Revolving Commitments are fully drawn, the Borrower would be in pro forma compliance with the financial covenant in Section 7.02; and

(h)                                 other Debt of the Borrower in an aggregate principal amount outstanding not to exceed at any time the difference of (i) $300,000,000 minus (ii) the Aggregate Revolving Commitments; provided that if such other Debt is secured by any Collateral the holders of such other secured Debt shall have executed and delivered an intercreditor agreement in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

7.10.                     Changes in Fiscal Year; Organization Documents.   The Borrower shall not make changes to its (i) fiscal year or (ii) Organization Documents, which, in either case, would reasonably be expected to have a Material Adverse Effect.

7.11.                     Designation and Conversion of Subsidiaries and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a)                                 Unless designated as an Unrestricted Subsidiary in accordance with 7.11(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)                                 The Borrower may designate by written notification thereof to the Administrative Agent, any Person that would otherwise be a Restricted Subsidiary of the Borrower, including a newly formed or newly acquired Person that would otherwise be a Restricted Subsidiary of the Borrower, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, no Default or Event of Default would exist, (ii) such Person does not own any Capital Stock of EQM or EQGP constituting Pledged Shares, (iii) such Person is not a party to any agreement, contract, arrangement or understanding with the Borrower or any other Loan Party unless the terms of such agreement, contract, arrangement or understanding are permitted by Section 7.03, and (iv) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that such designation complies with the requirements of this Section 7.11(b).  For purposes of the foregoing, the designation of a Person as an Unrestricted Subsidiary shall be deemed to be the designation of all present and future subsidiaries of such Person as Unrestricted Subsidiaries.  Except as provided in this Section 7.11(b), no Restricted Subsidiary may be re-designated as an Unrestricted Subsidiary.

(c)                                  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects (provided that (i) if a representation and warranty is qualified by materiality or Material Adverse Effect, then it shall be true and correct in all respects, and (ii) the representation and warranty made in Section 5.15(a) shall be true and correct in all respects) on and as of such date as if made on and as of the date of such re-designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist and (iii) the Borrower complies with the requirements of Section 6.10 and 7.03.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01.                     Events of Default.  Any of the following events shall constitute an “Event of Default”:

(a)                                 Non-Payment.  The Borrower or a Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(d), 6.04 (with respect to any Loan Party’s existence), 6.07, 6.08, 6.10 or Article VII; or

(c)                                  Other Defaults.  The Borrower or any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or a Loan Party, in this Agreement or in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent qualified by materiality, in which case they shall be true and correct in all respects and except that the representation and warranty made in Section 5.15(a) shall be true and correct in all respects) when made or deemed made; provided that (except in the case of any representation, warranty or certification made with respect to any financial statement of the Borrower) if such lack of correctness is capable of being remedied or cured within a 30-day period, Borrower or the applicable Loan Party shall have a period of 30 days after the earlier of (i) written notice thereof has been given to Borrower or a Loan Party by Administrative Agent (acting on the request of one or more Lenders) or (ii) a Responsible Officer of the Borrower or a Loan Party has obtained knowledge thereof, within which to remedy or cure such lack of correctness; or

(e)                                  Cross-Payment Default.  (i) The Borrower, any of its Subsidiaries or EQM (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Debt, or (B) fails to observe or perform any other agreement or condition relating to any Material Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other default occurs, the effect of which default is to cause, or to permit the holder or holders of such Material Debt to cause, with the giving of notice if required, the maturity of such Material Debt to be accelerated or to cause such Material Debt to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $25,000,000; or

(f)                                   Insolvency Proceedings, Etc.  The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against the Borrower or any Subsidiary final judgments or orders for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not (i) covered by independent third-party insurance as to which the insurer does not dispute coverage and/or (ii) fully indemnified by (x) EQT Corporation or (y) any other Person who has acknowledged liability for such judgment and has either provided credit support for such indemnity obligations that is reasonably acceptable to the Administrative Agent or otherwise has an Investment Grade Rating), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans, which, in the case of each of clauses (ii) — (v) above, could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000 in the aggregate; or

(j)                                    Invalidity of Loan Documents or Failure of Liens.  (i) Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or (ii) the Administrative Agent shall fail to have a perfected Lien (subject only to Liens permitted under Section 7.01) in any material portion of the Collateral or a material portion of the Pledged Shares, in each case as reasonably determined by the Administrative Agent; or

(k)                                 Change of Control.  There occurs any Change of Control.

8.02.                     Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of:

(a)                                 the Required Lenders, take any or all of the following actions:

(i)                                     declare the commitment of each Lender to make Loans and any obligations of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)                                  declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document with respect to the Revolving Commitments, Revolving Loans or Letters of Credit to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)                               require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)                              exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, in each case, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03.                     Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuers (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees pursuant to Section 2.03(h) and interest on the Committed Loans, Swing Line Loans and the L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans, Swing Line Loans and L/C Borrowings, and amounts then due under Secured Banking Services Agreements ratably among the Lenders, the L/C Issuers and the Secured Banking Services Providers, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not Cash Collateralized by the Borrower pursuant to Section 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Notwithstanding the foregoing, the Administrative Agent shall have no obligation to distribute funds in respect of Obligations arising under Secured Banking Services Agreements if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Banking Services Provider.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01.                     Appointment and Authorization of Administrative Agent.  Each of the Lenders and the L/C Issuers hereby irrevocably appoints PNC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02.                     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.                     Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgement.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuers, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuers unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuers prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent shall be entitled to rely on legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.                     Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, (a) the Lenders shall indemnify upon demand the Administrative Agent and each Agent-Related Person related to the Administrative Agent and (b) the Revolving Lenders shall indemnify upon demand each L/C Issuer and each Agent-Related Person related to such L/C Issuer

(in each case, to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, provided that such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent or an L/C Issuer in each case in its capacity as such or against any Agent-Related Persons acting for the Administrative Agent or an L/C Issuer in connection with such capacity; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The obligations of the Lenders in this Section are subject to the provisions of Section 2.12(e) and shall survive termination of the Aggregate Revolving Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.06.                     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.07.                     Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative

Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.08.                     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09.                     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.10.                     Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11                        Authority of Administrative Agent to Release Guarantees, Collateral and Liens. The Issuing Lender, each Lender (including in its capacity as a Secured Banking Services Provider), and each other Secured Banking Services Provider, by its acceptance of the benefits of the Liens created by the Collateral Documents, hereby authorize and instruct the Administrative Agent to (and upon the written request of the Borrower the Administrative Agent shall) (I) terminate the guarantee of any Loan Party that is sold or otherwise ceases to be a Subsidiary in a transaction permitted by this Agreement or the other Loan Documents, so long as such Loan Party either owns no Pledged Shares or any such Pledged Shares could then be sold or released pursuant to the terms of the Loan Documents and (II) release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents, upon written request of the Borrower certifying the consummation of such sale or the satisfaction of the conditions to such release, accompanied by such supporting documentation as the Administrative Agent may reasonably request, and each Lender, Issuing Lender, and Secured Banking Services Provider hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments, or other documents reasonably requested by the Borrower in connection with any sale or other disposition of property to the extent such sale or other disposition is permitted by the terms of Section 7.08 or is otherwise authorized by the terms of the Loan Documents.  Each Lender, Issuing Lender, and Secured Banking Services Provider further irrevocably authorize the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent, at the direction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including section 363 of the Bankruptcy Code or pursuant to a plan of reorganization, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

ARTICLE X

MISCELLANEOUS

10.01.              Amendments, Etc.                                           No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)                                     extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (E) of the second proviso to this Section 10.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)                              change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments or order of payments required thereby without the written consent of each Lender directly affected thereby;

(v)                                 change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(vi)                              release the Borrower without the written consent of each Lender;

(vii)                           amend or modify Section 4.03 without the consent of the Required Lenders; or

(viii)                        release any Guarantor from its obligations under the Guaranty or all or substantially all of the Collateral without the written consent of each Lender, except as otherwise permitted or authorized hereunder (including by Section 9.11).

and, provided further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (D) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (E) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than

Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02.              Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.              No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04.              Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Other Taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Aggregate Revolving Commitments and repayment of all other Obligations.

10.05.              Indemnification; Damage Waiver.

(a)                                 Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary of the Borrower, or any Environmental Liability related in any way to the Borrower or any Subsidiary of the Borrower, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by the Borrower or any third party (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, or that of its respective affiliates,  partners, directors, officers, agents and advisors, (y) a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations under the Loan Documents or (z) a claim brought by one Indemnitee against another

Indemnitee so long as such claim does not involve, or result from, an action or inaction by the Borrower or any Affiliate of the Borrower (except when one of the Indemnitees was acting in its capacity or in fulfilling its role as Administrative Agent, Arranger, L/C Issuer or any similar role under this Agreement or any other Loan Document).  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement.  All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefore.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.  Without limiting the provisions of Section 3.01, this Section 10.05(a) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument entered into or delivered pursuant hereto, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

10.06.              Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07.              Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (j) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined in subsection (h) of this Section), no minimum amount need be assigned, and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent, each L/C Issuer (in the case of an assignment of Revolving Loans or a Revolving Commitment), and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is in the case of an assignment of Revolving Loans or a Revolving

Commitment, to a Person that is not a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to such Revolving Lender; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is in the case of an assignment of Revolving Loans or a Revolving Commitment, to a Person that is not a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to such Revolving Lender;

(C)                               the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans or a Revolving Commitment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause B, or (C) to a natural person.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, except to the extent otherwise specifically provided hereunder, and only to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including for purposes of this subsection (d), participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01(a) that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant, and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 (including subsection 3.01(f)), and be subject to Sections 3.06 and 10.16 as though it were a Lender.

(f)                                   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 As used herein, the following terms have the following meanings:

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (b)(v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)                                    Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo or another L/C Issuer assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, (i) Wells Fargo or such L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) Wells Fargo may, upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders (only if such Lender accepts such appointment) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of (x) Wells Fargo or such L/C Issuer as an L/C Issuer or (y) Wells Fargo as Swing Line Lender, as the case may be.  If Wells Fargo or another L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.08.              Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization (including any credit insurance provider relating to the Borrower and its obligations).  In addition, the Administrative Agent and the Lenders may disclose, after the Effective Date, the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Revolving Commitments, and the Credit Extensions.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09.              Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10.              Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof and shall constitute an agreement to deliver an original executed counterpart if requested.

10.12.              Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13.              Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14.              Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15.              [Reserved]

10.16.              Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.16(a), or if any Lender suspends its obligations to make, maintain or continue Eurodollar Rate Loans pursuant to Section 3.02 or any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.04 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws;

(e)                                  in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(f)                                   In the event that such Lender is a L/C Issuer and any one or more Letters of Credit issued by such L/C Issuer under this Agreement remain outstanding, the Borrower shall Cash Collateralize such Letters of Credit upon terms reasonably satisfactory to such L/C Issuer to secure the Borrower’s obligations to reimburse for drawings under such Letters of Credit or make other arrangements reasonably satisfactory to such L/C Issuer with respect to such Letters of Credit including providing other credit support.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 10.16 and to the extent permitted under applicable Laws, each Lender hereby agrees that any Assignment and Acceptance done in accordance with this Section 10.16 shall be effective against a Defaulting Lender five (5) Business Days after it has been given notice of the same, whether or not such Defaulting Lender has executed such Assignment and Acceptance, and such Defaulting Lender shall be bound thereby as fully and effectively as if such Defaulting Lender had personally executed, acknowledged and delivered the same.

10.17.              Governing Law.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY,

TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18.              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Lenders and the Arrangers, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lender or any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Lender or any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arranger(s) have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.19.              Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY,

AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20.              USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when the Borrower opens an account, the relevant financial institution will ask for the business name, business address, taxpayer identifying number and other information that will allow the financial institution to identify the Borrower, such as organizational documents. For some businesses and organizations, the financial institution may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

10.21.              Entire Agreement.  This Agreement and the other Loan Documents represent the final agreement AMONG the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements AMONG the parties.

10.22.              [Reserved].

10.23.              Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	EQUITRANS MIDSTREAM CORPORATION, a Pennsylvania corporation

	By:	/s/ Thomas F. Karam
	Name:	Thomas F. Karam
	Title:	President and Chief Executive Officer

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, L/C Issuer and as a Lender

By:	/s/ Kyle T. Helfrich
Name:	Kyle T.Helfrich
Title:	Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ Jeffrey Cobb
Name:	Jeffrey Cobb
Title:	Director

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender

By:	/s/ Marc Graham
Name:	Marc Graham
Title:	Managing Director

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

Signature Page to Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ryan Durkin
Name:	Ryan Durkin
Title:	Authorized Signatory

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Kenneth J. Fatur
Name:	Kenneth J. Fatur
Title:	Managing Director

Signature Page to Credit Agreement

MUFG BANK, LTD., as a Lender

By:	/s/ Anastasiya Haurylenia
Name:	Anastasiya Haurylenia
Title:	Vice President

Signature Page to Credit Agreement

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Annie Dorval
Name:	ANNIE DORVAL
Title:	AUTHORIZED SIGNATORY

Signature Page to Credit Agreement

SCHEDULE 2.01(a)

COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Applicable Percentage
PNC Bank, National Association	$11,111,111.12	11.111111120%
Wells Fargo Bank, National Association	$11,111,111.11	11.111111110%
The Bank of Nova Scotia, Houston Branch	$11,111,111.11	11.111111110%
Barclays Bank PLC	$11,111,111.11	11.111111110%
Citibank, N.A.	$11,111,111.11	11.111111110%
Goldman Sachs Banks USA	$11,111,111.11	11.111111110%
JPMorgan Chase Bank, N.A.	$11,111,111.11	11.111111110%
MUFG Bank, Ltd.	$11,111,111.11	11.111111110%
The Toronto-Dominion Bank, New York Branch	$11,111,111.11	11.111111110%
TOTAL	$100,000,000.00	100.000000000%

SCHEDULE 5.10

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Direct/Indirect Ownership Percentage	Material Subsidiary (Yes or No)
Equitrans Gathering Holdings, LLC	Delaware	100%	Yes
Equitrans Midstream Holdings, LLC	Delaware	100%	Yes
EQM GP Corporation	Delaware	100%	No
EQGP Services, LLC	Delaware	100%	No

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

c/o Equitrans Midstream Corporation

625 Liberty Avenue

Suite 2000

Pittsburgh, PA 15222

Attention: Treasurer

Telephone: (412) 553-5772

Facsimile: None.

Electronic Mail: treasury@equitransmidstream.com

Website: www.equitransmidstream.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
            (for payments and Request for Credit Extensions):

PNC Agency Services

PNC Firstside Center, 4th Floor

500 First Avenue

Pittsburgh, PA 15219

Attention: Steven Franceschi

Telephone: (412) 762-7691

Facsimile: (412) 762-8672

Electronic Mail: steven.franceschi@pnc.com

Account No.:  13076-001-7005

Account Name: Wire Suspense — Agency Services

Ref:  EQT Corporation

ABA# 043 000 096

Other Notices as Administrative Agent:

PNC Bank, National Association

PNC Bank
225 Fifth Avenue - 4th Floor
Pittsburgh, PA 15222

Attention: Tracy J. DeCock

Telephone: (412) 762-9999

Facsimile:  (412) 762-4718

Electronic Mail: tracy.decock@pnc.com

SWING LINE LENDER:

PNC Bank, National Association

PNC Firstside Center, 4th Floor

500 First Avenue

Pittsburgh, PA 15219

Attention: Steven Franceschi

Telephone: (412) 762-7691

Facsimile: (412) 762-8672

Electronic Mail: steven.franceschi@pnc.com

L/C ISSUER (PNC Bank, National Association):

PNC Bank, National Association

300 Fifth Avenue

Mailstop: PT-PTWR-13-2

Pittsburgh, PA 15222

Attn: Doreen Kirk

Loan Support Analyst

Telephone: 440-546-7467

Facsimile: 877-718-7595

Electronic Mail: ParticipationLA13BRV@pnc.com

L/C ISSUER (Wells Fargo Bank, National Association):

1525 W WT Harris Boulevard

Charlotte, NC 28262

Mail Code: D1109-019

Telephone: (704) 590-7212

Facsimile: (844) 879-5899

EXHIBIT A-1

FORM OF LOAN NOTICE

Date:             ,

To:          PNC Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers therein named.

The undersigned hereby requests (select one):

A.            ☐    A Borrowing of Committed Loans comprised of (select one):

☐  Base Rate Loans

☐  Eurodollar Rate Loans

B.            ☐    A conversion of Base Rate Loans to Eurodollar Rate Loans

C.            ☐    A conversion of Eurodollar Rate Loans, with a current Interest Period ending on              ,        , to Base Rate Loans

D.            ☐    A continuation of Eurodollar Rate Loans, with a current Interest Period ending on             ,

1.             On                                           (a Business Day) (the “Credit Extension Date”).(1)

2.             In the amount of $                              .(2)

and, if applicable:

3.             For Eurodollar Rate Loans: with an Interest Period of                 months.

(1)  If requesting (i) a new Fixed Period Eurodollar Rate Loan, (ii) converting a Loan or (iii) continuing a Fixed Period Eurodollar Rate Loan, must be at least 3 Business Days after the date of this Loan Notice. If requesting a new Base Rate Loan, may be same day as date of this Loan Notice.

(2)  Each borrowing/conversion/continuation must be at least $250,000 (or in integral multiples of $100,000 in excess thereof).

If and only if either ‘A’ or ‘B’ is selected above (and not ‘C’, ‘D’ or ‘E’), the undersigned hereby certifies:

(a)           the representations and warranties of the Borrower contained in Article V of the Agreement (except, the representations and warranties in Sections 5.04(b) and 5.05 of the Agreement, as to any matter which has heretofore been disclosed in writing by the Borrower to the Lenders by written notice given to the Administrative Agent, which such prior disclosure, if any, is summarized on Schedule 1 attached hereto) or in any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of the Credit Extension contemplated herein (or, if such representation speaks as of an earlier date, as of such earlier date); and

(b)           no Default exists, or would result immediately after giving effect to the Credit Extension contemplated herein.

EQUITRANS MIDSTREAM CORPORATION, a Pennsylvania corporation

By:
Name:
Title:

Schedule 1 to Loan Notice

[N/A][Describe any exceptions to the representations and warranties in Sections 5.04(b) or 5.05 that have been previously disclosed to the Administrative Agent and identify when such disclosure was made and in what document].

EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:                             PNC Bank, National Association, as Swing Line Lender

PNC Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers therein named.

The undersigned hereby requests (select one):

☐    A Borrowing of Swing Line Loans comprised of (select one):

☐   Base Rate Loans

☐   Eurodollar Rate Loans

☐    A conversion of Swing Line Loans, as follows (select one):

☐   Base Rate Loans to Eurodollar Rate Loans

☐   Eurodollar Loans Rate to Base Rate Loans

1.             On                                          (a Business Day).(3)

2.             In the amount of $                              .(4)

(3)  May be same day as date of this Swing Line Notice, if received by 1:00 p.m. on such date.

(4)  Each new borrowing of a Swing Line Loan must be at least $100,000.

EQUITRANS MIDSTREAM CORPORATION, a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT B-1

FORM OF REVOLVING NOTE

                               [Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                       or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Committed Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers therein named.

The Borrower promises to pay interest on the unpaid principal amount of each Committed Loan from the date of such Committed Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Committed Loans and payments with respect thereto.

This Revolving Note is a Loan Document and is subject to Section 10.10 of the Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EQUITRANS MIDSTREAM CORPORATION, a Pennsylvania corporation

By:
Name:
Title:

Committed Loans and Payments with Respect Thereto

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2

FORM OF SWING LINE NOTE

                            [Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                       or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of October 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers therein named.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Swing Line Note is one of the Swing Line Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

This Swing Line Note is a Loan Document and is subject to Section 10.10 of the Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EQUITRANS MIDSTREAM CORPORATION, a Pennsylvania corporation

By:
Name:
Title:

Swing Line Loans and Payments with Respect Thereto

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                ,

To:          PNC Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers therein named.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                     (5) of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             The year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section, are:

[select one]:

[attached hereto as Schedule 1]

— or —

[available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement].

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             The unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date , are:

[select one]:

[attached hereto as Schedule 1]

(5)  If this is a quarterly compliance certificate, it must be signed by the chief financial officer or the chief accounting officer.

— or —

[available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement].

Such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the financial statements referenced in paragraph 1 above.

3.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one]:

[to the best knowledge of the undersigned during such fiscal period, (a) the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and (b) no Default exists.]

—or—

[the following covenants or conditions have not been performed or observed [or: the following Default exists] and the following is a list of each such Default and its nature and status:]

4.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

5.             Attached hereto as Schedule 3 is a complete and accurate list as of the last day of the fiscal period referenced above of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation, the Borrower’s direct or indirect percentage ownership therein. As of the date hereof, each such Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or other organizational powers and all material governmental authorizations required to carry on its business as now conducted, except where the absence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                ,      .

EQUITRANS MIDSTREAM CORPORATION, a Pennsylvania corporation

By:
Name:
Title:

Schedule 1

to the Compliance Certificate

Financial Statements

[select one]:

[See attached]

— or —

[Available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement]

Schedule 2

to the Compliance Certificate
($ in 000’s)

For the Quarter/Year ended
(“Statement Date”)

Section 7.02 — Consolidated Leverage Ratio.

I.	Consolidated Debt for fiscal quarter ended the Statement Date	$

A. Debt of the Borrower and its Consolidated Subsidiaries on a consolidated basis at Statement Date:

II.	Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the Statement Date	$

	A. Consolidated Net Income for such period:	$

	B. to the extent included in determining Consolidated Net Income for such period, taxes based on or measured by income:	$

	C. to the extent included in determining Consolidated Net Income for such period, Consolidated Interest Charges:	$

D.                                    to the extent included in determining Consolidated Net Income for such period, transaction expenses related to the execution and delivery of the Agreement (including, without limitation, financing fees and expenses) in an aggregate amount not to exceed $1.95 million:

$

	E. to the extent included in determining Consolidated Net Income for such period, depreciation and amortization expense:	$

F.                                      the amount of cash dividends actually received during such period by the Borrower and its Consolidated Subsidiaries on a consolidated basis from Unrestricted Subsidiaries of the Borrower and other unconsolidated subsidiaries or other Persons:

$

	G. the amount collected during the period from capital lease arrangements with affiliates to the extent not already recognized in Consolidated Net Income:	$

	H. non-cash long term compensation expenses:	$

	I. to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower:	$

J. any amounts previously added to Consolidated EBITDA pursuant to clause (H) above during a prior period to the extent they are paid in cash during the current period:

	K. Consolidated EBITDA at Statement Date (Lines II.A. + II.B. + II.C. + II.D. + II. E. + II.F + II.G + II.H - II.I — II.J.):	$

III.	Consolidated Debt to Consolidated EBITDA for fiscal quarter ended the Statement Date: (Line I.A. ÷ Line II.K.) (cannot exceed 3.50 to 1.00)

Schedule 3

Name of Subsidiary	Jurisdiction of Organization	Direct/Indirect Ownership Percentage

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each](6) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](7) Assignee identified in item 2 below ([the][each], an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](8) hereunder are several and not joint.](9) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, Letters of Credit and Swing Line Loans if included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any]Assignor.

1.                                      Assignor[s]:

2.                                      Assignee[s]:                                                     [for each Assignee, indicate [Revolving Lender] or [Affiliate] [Approved Fund] of [identify Revolving Lender]]

(6)              For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(7)              For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is to a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(8)              Select as appropriate.

(9)              Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.                                      Borrower:                                                                                          Equitrans Midstream Corporation

4.                                      Administrative Agent:                         PNC Bank, National Association, as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:                                             The Credit Agreement, dated as of October 31, 2018 among Equitrans Midstream Corporation, the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers therein named, as amended, restated, extended, supplemented or otherwise modified in writing from time to time

6.                                      Assigned Interest:

Revolving Facility

Assignor[s]	Assignee[s]	Aggregate Amount of Revolving Commitment/ Revolving Loans for all Lenders	Amount of Revolving Commitment/ Revolving Loans Assigned	Percentage Assigned of Revolving Commitment/ Revolving Loans(10)

		$	$		%

[7.                                  Trade Date:                                                 ](11)

Effective Date:                   , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(10)                          Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment of all Revolving Lenders thereunder.

(11)                          To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and](12) Accepted:

[NAME OF ADMINISTRATIVE AGENT],
as Administrative Agent

By:
Name:
Title:

[Consented to:](13)

[ ],
as [ ]

By:
Name:
Title:

(12)  To be included if required pursuant to Section 10.07(b)(iii) of the Credit Agreement.

(13)  To be included if required pursuant to Section 10.07(b)(iii) of the Credit Agreement.

Annex 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the [relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iiii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such]  Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the [relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to the [relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

Required Loan Documents

1.              Guaranty and Collateral Agreement

2.              Purpose Statement on Form U-1

EXHIBIT F

[Deleted]

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender, and an L/C Issuer, and the other L/C Issuers therein named.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender, and an L/C Issuer, and the other L/C Issuers therein named.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender, and an L/C Issuer, and the other L/C Issuers therein named.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender, and an L/C Issuer, and the other L/C Issuers therein named.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]